EXHIBIT 1
BLOCK TRADE AGREEMENT
                    , 2007
                    SHARES OF COMMON STOCK OF READY MIX, INC.
     This Block Trade Agreement dated                     , 2007 (the “Agreement”), sets out the terms under which Meadow Valley Corporation (“Buyer”) will purchase                      shares of common stock (the “Shares”) of Ready Mix, Inc. (the “Issuer”) from                                          (“Seller”).
     1. PURCHASE AND SALE
     Subject to the terms and conditions of this agreement (the “Agreement”), Seller agrees as legal and beneficial owner to sell the Shares, free of all liens, charges or other encumbrances and Buyer agrees to purchase and pay for the Shares at a net price of $                     per Share for a total consideration of $                     (the “Purchase Price”) together with all dividends, distributions and other benefits attaching to the Shares as from the date hereof (the “Trade Date”).
     2. CLOSING
     (a) On                     , 2007 or at such other time and/or date as Seller and Buyer may agree (the “Closing Date”), Buyer shall pay to Seller the Purchase Price for the Shares by transfer to Seller’s account to be identified in writing at least 24 hours prior to payment against delivery of the Shares on the Closing Date. Such delivery shall be effected by crediting the Shares in registered form to the participant account of Meadow Valley Corporation, TD Ameritrade account number 787-364839 at the Depository Trust and Clearing Corporation (“DTC”), DTC participant number 0188.
     (b) Seller undertakes with Buyer that it will bear and pay any stamp or other duties or taxes on or in connection with the sale and transfer of the Shares to be sold by Seller and the execution and delivery of this Agreement and any other tax payable by Seller in connection with the transaction contemplated hereby.
     3. EXPENSES
     Seller and Buyer shall bear their own legal costs (if any) and all their other out-of-pocket expenses (if any).
     4. REPRESENTATIONS AND WARRANTIES
     (a) As a condition of the obligation of Buyer to purchase and pay for the Shares, Seller represents and warrants to Buyer as follows:

(i)	that Seller is the holder and sole legal and beneficial owner of the Shares free from all liens, charges and other encumbrances and that, to the best knowledge of Seller, the Shares rank pari passu in all respects with other outstanding shares of common stock of the Issuer, including their entitlement to dividends;

(ii)	that Seller has the power and authority to sell the Shares hereunder and no person has any conflicting right, contingent or otherwise, to purchase or to be offered for purchase, the Shares, or any of them;

(iii)	that the execution, delivery and performance of this Agreement has been duly authorized by Seller and upon execution and delivery of the Agreement by the Buyer and the Seller will constitute a legal, valid and binding obligation of Seller;

(iv)	that the execution, delivery and performance of this Agreement by Seller will not infringe any law or regulation applicable to Seller and is not and will not be contrary to the provisions of the constitutional documents of Seller and will not result in any breach of the terms of, or constitute a default under, any instrument or agreement to which Seller is a party or by which it or its property is bound;

(v)	that there are no restrictions (contractual or otherwise) prohibiting or otherwise affecting the sale or transfer of the Shares to Buyer, other than those necessary to ensure compliance with the registration requirements of the Securities Act of 1933, as amended (the “Act”), or an exemption therefrom, and those contained in the constituent documents of the Issuer, and no consents or approvals are required to be obtained in connection with the sale of the Shares to Buyer and the sale of the Shares to Buyer will not violate or breach any representation or warranty made by Seller pertaining to the Shares; and

(vi)	that all consents and approvals of any court, government department or other regulatory body required by Seller for the offering of the Shares and the execution, delivery and performance of the terms of this Agreement have been obtained and are in full force and effect.
     (b) Seller covenants with Buyer that it will keep Buyer indemnified against any losses, liabilities, costs, claims, actions and demands (including any expenses arising in connection therewith) which it may incur, or which may be made against it as a result of or in relation to any actual or alleged misrepresentation in or breach of any of the above representations and warranties and will reimburse Buyer for all costs, charges and expenses which it may pay or incur in connection with investigating, disputing or defending any such action or claim.
     (c) The above representations, warranties and indemnity shall continue in full force and effect notwithstanding any investigation by or on behalf of Buyer or completion of this Agreement.

     6. CONDITIONS TO CLOSING
     The obligations of Buyer hereunder shall be subject, in its discretion, to the condition that all representations and warranties and other statements of Seller herein are, and as of the Closing Date will be, true, complete and accurate.
     7. LAW
     This Agreement shall be governed and construed in accordance with the laws of the State of Arizona without giving effect to the principles of conflicts of law thereof.
     8. NOTICES
     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Seller, to:

Attention:
Telephone:
Fax:

If to the Buyer, to:

Meadow Valley Corporation
4602 E. Thomas Road
Phoenix, AZ 85018
Attention: Brad Larson
Telephone: (602) 437-5400
Fax: (602) 437-1681
     9. MISCELLANEOUS
     (a) Time shall be of the essence of this Agreement.
     (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (c) In the event any provision of this Agreement is found to be or becomes invalid or unenforceable, no other provision of this Agreement shall thereby be affected and the Agreement shall remain valid and enforceable in respect of all remaining provisions, and any invalid or unenforceable provision will be deemed to be replaced by a provision which as nearly as possible accomplishes the commercial purpose of the original.
     (d) This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto.
     (e) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     (f) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
[Signature Page Follows]

     If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof. Upon acceptance by you this Agreement and such acceptance shall constitute a binding agreement between Buyer and Seller as of the date first stated above.

[SELLER]
By:
Name:
Title:

MEADOW VALLEY CORPORATION
By:
	Name:	Brad Larson
	Title:	Chief Executive Officer